Exhibit 10.3

Green Mountain Coffee Roasters, Inc.
33 Coffee Lane
Waterbury VT 05676

June 19, 2013

Board of Directors

Dear Mr. Blanford:

This letter (this “Agreement”) will confirm the agreement between you and Green Mountain Coffee Roasters, Inc. (the “Company”) concerning your engagement to provide advisory services to the Company as a consultant.

Advisory Services.  You agree to be available to provide advisory services and general advice as requested from time to time by the Chief Executive Officer of the Company.  The Company will notify you of the specific services requested from time to time but anticipate such services shall be related to the Company’s business strategy.  You agree to be available to devote as much business time as is necessary or desirable to fully perform services requested by the Company, within reasonable limits, understanding that you have other obligations and are not available on a full-time basis.  This Agreement is not a guarantee of work or of any particular number of assignments.

Relationship of Parties.  It is expressly agreed that, when providing services to the Company under this Agreement, you will be an independent contractor and that you will not be an employee or agent of the Company or any of its subsidiaries.  It is also agreed that you shall have no right to make any commitments on behalf of the Company without the express written consent of the Company.  You shall not be entitled to participate in any benefit plans or programs of the Company or any of its subsidiaries.  Your services hereunder, if and when provided, however, shall be deemed “Employment” for purposes of the Company’s 2006 Incentive Plan and any awards granted thereunder and for purposes of indemnification and insurance under your indemnification agreement effective as of August 10, 2009.

Services for Others.  During any period in which you are providing advisory services for the Company, you may choose to also provide advisory or other services for others, provided that any such services or persons are not in competition with the Company and such services do not give rise to a conflict of interest or otherwise interfere with your obligations to the Company under this Agreement.

Compensation.  The Company will pay you a fee for services rendered under this Agreement at the rate of fifty thousand U.S. dollars ($50,000) per calendar year beginning as of January 1, 2013.  The Company will further reimburse you for any reasonable out of pocket expenses you incur in connection with your services under this Agreement.  You agree to submit monthly invoices accounting for your expenses, if any such expenses were incurred.

Payment for expenses is subject to invoicing and to such other substantiation and documentation as the Company may require from time to time.

Taxes, Insurance, Benefits and Business Expenses.  As an independent contractor, you shall be solely responsible for your payment of all federal and state income taxes and social security and Medicare taxes and other legally-required payments on sums received from the Company.  You will also be solely responsible for your insurance and assume all risk in connection with the adequacy of any and all such insurance that you elect to obtain.

Confidentiality.  You agree to comply with the policies and procedures of the Company for protecting confidential information and shall not disclose to any person (other than as required by law) or use for your own benefit or gain, any confidential information obtained by you incident to your association with the Company.  This obligation shall continue to apply after the termination of this Agreement regardless of the reason for such termination.

Term and Termination.  This Agreement shall commence on the date hereof (the “Effective Date”) and, unless otherwise agreed by the parties, terminate on December 31, 2013.  The Agreement may be renewed for periods of one (1) year by mutual written agreement.  You may terminate the Agreement at any time, with or without cause, by giving thirty (30) days prior written notice to the Company.  Upon termination of this Agreement, the Company shall have no further obligation to you, other than for payment for services rendered by you through the date of termination.

Miscellaneous.  This Agreement contains the entire agreement between you and the Company, and replaces all prior agreements, whether written or oral, with respect to the requested consultancy services to be provided by you to the Company and all related matters.  This Agreement does not replace, supersede or alter the terms in any way of the Employment Agreement between you and Company dated February 1, 2012.  This Agreement may not be amended and no breach may be waived unless agreed to in writing by you and the Company.  You acknowledge that you have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement.  This Agreement shall be governed by the laws of the State of Vermont, without giving effect to the principles of conflicts of laws.

Indemnification and Liability Insurance.  The indemnification agreement entered into between you and the Company effective as of August 10, 2009, remains in full force and effect in accordance with its terms.  Nothing in this Agreement is intended to release, waive, or otherwise impair any rights to insurance and indemnification pursuant to any agreement, the Company’s by-laws or applicable laws.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me no later than June 21, 2013.  At the time you sign and return it, this letter shall take effect as a legally-binding agreement between you and the Company on the basis set forth above.  The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

Green Mountain Coffee Roasters, Inc.

	By:	/s/ Brian P. Kelley
Brian P. Kelley

Accepted and agreed:

/s/ Lawrence J. Blandford
Lawrence J. Blanford

Date June 21, 2013